Exhibit 99.1

NATIONAL INVESTMENT MANAGERS INCORPORATED
Steven J. Ross, CEO
(614) 923-8822
FOR IMMEDIATE RELEASE

NATIONAL INVESTMENT MANAGERS INC. SIGNS LETTER OF INTENT FOR SALE of the COMPANYReports Third Quarter Financial Results

DUBLIN, OH, November 15, 2010 -- National Investment Managers (OTC BB: NIVM), a nationally-based and regionally-operated retirement plan administration and investment management company, with over $11 billion of assets under administration, today announced that it has entered into a non-binding letter of intent, with exclusivity provisions, for the sale of the company to an entity to be formed by Stonehenge Partners, Inc. for $48 million in cash, subject to a negotiated net working capital target. Stonehenge Partners, Inc., based in Columbus, Ohio, manages more than $600 million of private capital and focuses on investing in middle-market businesses.

Completion of the sale is subject to certain terms and conditions, including the negotiation and execution of a mutually satisfactory definitive acquisition agreement, completion of financing arrangements and due diligence by Stonehenge, and requisite approvals from the Company’s senior and subordinated senior lenders and shareholders. The parties are working toward the execution of a definitive agreement by year-end, assuming all conditions in the letter of intent are satisfied by the required time lines.

After payment of NIVM's outstanding debt, transaction expenses and certain other liabilities currently estimated to aggregate approximately $35 – 36 million and after giving effect to any required working capital adjustment, the remainder of the purchase price would be allocated among the holders of each series of NIVM's preferred stock and the holders of its common stock. The investment banking group of Carl Marks Advisory Group, LLC is acting as financial advisor to the Company.

National Investment Managers also announced its financial results for the third quarter, 2010, as follows:Revenues for the three months ended September 30 2010, improved to $14.0 million compared to $11.0 million for the same period in 2009, an increase of $3.0 million or 27.2%. The Company’s earnings before interest, taxes, depreciation, amortization, change in derivative financial instruments and stock-based compensation (EBITDA SBC) reached $4.7 million for the third quarter 2010, up from $2.0 million for the same period in 2009.

Exhibit 99.1

Net income for the quarter ended September 30, 2010, was approximately $1.12 million with accrued preferred dividends of approximately $467,000, resulting in a net income available to common shareholders of approximately $0.65 million, or $0.02 per fully diluted share. For the same period in 2009, the net loss was approximately ($1.09) million, with approximately $494,000 in accrued preferred dividends, resulting in a net loss available to common shareholders of approximately ($1.59) million, or ($0.04) per fully diluted share. The weighted average number of common shares outstanding stood at roughly 41.5 million basic and 72.9 million diluted for the three months ended September 30, 2010 and 39.6 million basic and diluted for the same period ended September 30, 2009.

Revenues for the nine month period ended September 30, 2010 were $35.8 million compared to $37.7 million for the same period in 2009, a decrease of 5.1%. The Company’s earnings before interest, taxes, depreciation, amortization, change in derivative financial instruments and stock-based compensation (EBITDA SBC) was $7.8 million for the nine months ended September 30, 2010 compared to $8.7 million for the same period in 2009.

The net loss for the nine month period ended September 30, 2010, was approximately ($202,000) with accrued preferred dividends of approximately $1.45 million, resulting in a net loss available to common shareholders of approximately ($1.65) million, or ($0.04) per fully diluted share. For the same period in 2009, net income was approximately $1.12 million, with approximately $1.48 million in accrued preferred dividends, resulting in a net loss available to common shareholders of approximately ($366,000), or ($0.01) per fully diluted share. The weighted average number of common shares outstanding stood at roughly 40.5 million basic and diluted for the nine months ended September 30, 2010 and 39.6 million basic and diluted for the same period ended September 30, 2009.

Steven J. Ross, Chief Executive Officer of National Investment Managers, said, "Our focus during the third quarter was to work with Carl Marks to continue the execution of a well-defined process toward a refinancing of debt or sale of the Company. While a significant amount of management time has been spent on that initiative, our field personnel met or exceeded all client deliverables which allowed the Company to post very positive results for the quarter. These results clearly demonstrate the strength and stability of our business model, and are a credit to the exceptional capabilities of our organization.”

John M. Davis, President and Chief Operating Officer, added, “I am proud of all of our people who have worked so hard to deliver early on nearly every client commitment for our calendar year plans. Our third quarter results were clearly buoyed by the completion of work well in advance of the October 15th filing deadline for Form 5500s. Due to anticipated delays associated with the newly required EFAST2 electronic filing process, we made a company-wide decision to accelerate our filings to avoid potential issues, and our people delivered. Our year-to-date results were slightly down from 2009 due to lower EGTRRA restatement revenue for defined contribution plans, which was expected with the completion of the restatement cycle for those plans in April, 2010.”

He concluded, “Great companies are built on a foundation of great people. And, despite the difficult economy, general business conditions, and the distractions associated with the recapitalization initiative, our people and our entire organization have continued to persevere. We’ve delivered upon every client commitment with superior service, and at the same time, continued to stay on track with our strategic and operational plans toward the development and implementation of our national technology platform and administrative business model across the country. As such, our people have been required to wear many hats, but we’ve accomplished a great deal as a team, and together we look forward to establishing NIVM as the premier retirement services company on a national level.”

Exhibit 99.1

About National Investment Managers Inc.

National Investment Managers Inc. is a holding company and a consolidator of pension plan administration, investment management and insurance businesses. Its strategy includes a custom-tailored acquisition formula for each acquired business, which allows local and regional entities to retain their autonomy while benefiting from the reach that a national presence offers. In addition, the Company’s approach offers entrepreneurs in these businesses an exit strategy suited to their specific needs. National Investment Managers targets businesses with stable cash flows and high operating margins to ensure successful integration of operations once a sale is concluded. Acquired companies continue to operate under their own brands, usually with minimal staff turnover to ensure that relationships of many years’ standing are not disrupted. At the same time, these formerly small businesses can cross-sell related financial services under the National Investment Managers umbrella and enjoy administrative and other support from around the country.

The member firms of National Investment Managers provide pension administration services, retirement planning, defined benefit services, asset preservation, general insurance and asset management services. Wholly-owned subsidiaries of National Investment Managers are based in Anchorage, AK; Laguna Hills, CA; Marina Del Rey, CA; Denver, CO; Southington, CT; Lake Mary, FL; Pikesville, MD; North Attleboro, MA; Haddonfield, NJ; New York City, NY; Yorktown Heights, NY; Beaverton, OR; Harrisburg, PA; Horsham, PA; Wayne, PA; Warwick, RI; Houston, TX; and Seattle, WA. NIVM’s corporate headquarters are located in Dublin, OH.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. They are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to complete the proposed sale on the terms contemplated by the letter of intent. Further information about other relevant risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any duty to update any of such forward-looking statements.

Exhibit 99.1

National Investment Managers Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)	(Audited)
	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash (includes restricted cash of $30,594 and $33,263)	$1,107,737	$274,956
Accounts receivable, net	7,052,423	5,128,127
Prepaid expenses and other current assets	962,381	893,864

Total current assets	9,122,541	6,296,947

Property and equipment, net	1,821,803	1,550,058

Other assets:
Goodwill	28,930,694	28,826,173
Customer lists/relationships, net	22,306,388	24,697,027
Other intangibles, net	2,732,826	4,258,586
Deferred financing costs	827,077	611,838

Total other assets	54,796,985	58,393,624

Total assets	$65,741,329	$66,240,629

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Revolving line of credit	$3,156,000	$2,500,000
Long-term debt, current portion	27,568,098	3,352,743
Accounts payable	1,812,793	1,602,125
Unearned revenue	3,947,451	4,331,108
Accrued expenses and other current liabilities	4,818,322	3,851,586

Total current liabilities	41,302,664	15,637,562

Long-term liabilities:
Long-term debt, less current portion	22,453	23,116,367
Preferred dividends payable	9,297,519	7,849,920
Derivative financial instruments	11,508	1,724,219
Deferred tax liability	4,405,121	5,589,839

Total long-term liabilities	13,736,601	38,280,345

Total liabilities	55,039,265	53,917,907

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized; 4,000,000 designated as Series A shares -
2,420,000 shares issued and outstanding as of September 30, 2010 and December 31, 2009 (liquidation preference $2,420,000 as of September 30, 2010 and December 31, 2009); 4,000,000 designated as Series B shares - 3,615,000 shares issued and outstanding as of September 30, 2010 and December 31, 2009
(liquidation preference $7,230,000 as of September 30, 2010 and December 31, 2009); 1,000,000 designated as Series C shares - 633,334 shares issued and outstanding as of September 30, 2010 and 770,834 shares issued and outstanding as of December 31, 2009 (liquidation preference $7,600,008 as of September 30, 2010 and
$9,250,008 as of December 31, 2009); 500,000 designated as Series D shares - 400,987 shares issued and outstanding as of September 30, 2010 and 409,500 shares issued and outstanding as of December 31, 2009
(liquidation preference $8,019,740 as of September 30, 2010 and $8,190,000 as of December 31, 2009); and
60,000 designated as Series E shares - 29,350 shares issued and outstanding as of September 30, 2010 and
December 31, 2009 (liquidation preference $5,870,000 as of September 30, 2010 and December 31, 2009)	7,099	7,245
Common stock, $.001 par value, 100,000,000 shares authorized, 41,476,929 shares issued and outstanding
as of September 30, 2010 and 39,656,669 shares issued and outstanding as of December 31, 2009	41,477	39,657
Additional paid-in capital	35,867,006	35,840,231
Accumulated deficit	(25,213,518)	(23,564,411)

Total stockholders' equity	10,702,064	12,322,722

Total liabilities and stockholders' equity	$65,741,329	$66,240,629

Exhibit 99.1

National Investment Managers Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2010	September 30, 2009

Revenues:	$35,811,942	$37,729,784

Operating expenses
Selling, general and administrative expenses	28,047,304	29,080,526
Depreciation and amortization	4,519,491	5,605,675
Stock-based compensation	28,449	337,030

Total operating expenses	32,595,244	35,023,231

Net operating income (loss)	3,216,698	2,706,553

Other income (expenses):
Change in fair value of derivative financial instruments	1,712,711	207,587
Interest expense	(4,988,074)	(3,345,630)
Debt and other restructuring charges	(1,229,236)	-
Interest, dividend and rental income	17,249	21,162

Total other expense, net	(4,487,350)	(3,116,881)

Net income (loss) before income tax benefit (expense)	(1,270,652)	(410,328)

Income tax benefit (expense)	1,069,144	1,527,826

Net income (loss) before preferred stock dividends	(201,508)	1,117,498

Preferred stock dividends	(1,447,599)	(1,483,200)

Net income (loss) available to common stockholders	$(1,649,107)	$(365,702)

Net income (loss) per common share - basic and diluted	$(0.04)	$(0.01)

Weighted average common shares outstanding - basic and diluted	40,460,000	39,557,000

Exhibit 99.1

National Investment Managers Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended	Three Months Ended
	September 30, 2010	September 30, 2009

Revenues:	$14,004,120	$11,009,341

Operating expenses
Selling, general and administrative expenses	9,320,751	9,010,806
Depreciation and amortization	1,416,791	1,847,722
Stock-based compensation	2,815	122,351

Total operating expenses	10,740,357	10,980,879

Net operating income (loss)	3,263,763	28,462

Other income (expenses):
Change in fair value of derivative financial instruments	138	(515,297)
Interest expense	(1,968,358)	(1,163,785)
Debt and other restructuring charges	(540,064)	-
Interest, dividend and rental income	5,797	5,361

Total other expense, net	(2,502,487)	(1,673,721)

Net income (loss) before income tax benefit (expense)	761,276	(1,645,259)

Income tax benefit (expense)	358,128	553,863

Net income (loss) before preferred stock dividends	1,119,404	(1,091,396)

Preferred stock dividends	(467,096)	(494,400)

Net income (loss) available to common stockholders	$652,308	$(1,585,796)

Net income (loss) per common share - basic	$0.02	$(0.04)

Net income (loss) per common share - diluted	$0.02	$(0.04)

Weighted average common shares outstanding - basic	41,477,000	39,557,000

Weighted average common shares outstanding - diluted	72,880,000	39,557,000